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                                                                  Exhibit No. 12

                    [LETTERHEAD OF PAINEWEBBER INCORPORATED]

                                                                     PaineWebber

August 28, 1985

PaineWebber California Tax-Exempt
 Income Fund, Inc.
1285 Avenue of the Americas
New York, New York 10019

Gentlemen:

Please be advised that PaineWebber Incorporated herewith tenders $100,000 to purchase shares of PaineWebber California Tax-Exempt Income Fund, Inc. valued at $100,000 minimum initial capital required by the Investment Company Act of 1940. We intend to purchase the shares as an investment and have no present intention of redeeming or selling such shares.

Very truly yours,


/s/ Anne F. Riney
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Anne F. Riney
Vice President - Finance


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